Exhibit 16(c)(viii)
– Preliminary Working Draft – – Highly Confidential –February 13th, 2025 Project MangroveConfidential Discussion MaterialsPrepared for the Special Committee of the Board of DirectorsConfidential Treatment Requested on 1 page, confidentialinformation filed separately with the SEC

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– Highly Confidential –

Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Special Committee of the Board of Directors of Mangrove in connection with its evaluation of a proposed sale of Mangrove and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Mangrove and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Mangrove. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mangrove or any other entity, or concerning the solvency or fair value of Mangrove or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mangrove as to the future financial performance of Mangrove, and at your direction Centerview has relied upon such forecasts, as provided by Mangrove's management, with respect to Mangrove. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Mangrove.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Mangrove (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Mangrove or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

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– Preliminary Working Draft – – Highly Confidential –2 Following the verbal offer from the joint bidders of $6.00 - $6.25 per share on December 12th, the SpecialCommittee advised that the Company further engage with the joint bidders in diligence Centerview also reached out to and other parties to gauge interest in a transaction– All of the new parties declined to proceed further or did not respond, except provided an initial range in the mid $5’s in late December– The Special Committee advised that they continue on further diligence to increase their bid Following further diligence, sent an email on January 28th with a revised range of $6.00 - $7.00per share and continued diligence– Centerview connected with on February 10th for feedback and communicated thatthey needed more time to review but should be able to respond this week The joint bidders submitted a verbal offer on February 11th for $6.00 / share communicated on February 13th to Centerview that they are at a range closer to the originalproposal from the joint biddersProcess Update

– Preliminary Working Draft – – Highly Confidential –Today’s Discussion1 Valuation Perspectives2 Appendix

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I Valuation Perspectives

Share Price Performance Over Time

Indexed Share Price Performance – Five Years Prior to Date of Initial Public Proposal


$25
$20
$15
$10
$7.99
$5
$0
May-19
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
Nov-23
May-24
Nov-24
March 2022:
First Fed rate hike post-pandemic
August 2022:
Reported Q2'22 Results
November 2022:
Reported Q3'22 Results
May 2023:
Reported Q1'23 Results
May 2022:
Reported Q1'22 Results, Doubled Greenfield Expansion Plans
November 2023:
Reported Q3'23 Results
+108%
Mangrove Unaffected 52-Week High(1)
(5/3/23): $11.32
(38%)
Current:
$4.49
(44%)
$3.79
(53%)
Mangrove Current 52-Week High(2)
(8/19/24): $5.78
Mangrove Unaffected 52-Week Low(1)
(11/10/23): $2.87
Mangrove Current 52-Week Low(2)
(3/19/24): $3.03
Mangrove on Date of Initial Public Proposal
Mangrove
Broadband Peers
S&P 500

Source: FactSet as of 2/11/25.
Note: Prices indexed to Mangrove as of 5/2/19. Broadband peers include CABO, CHTR, CMCSA, FYBR, LUMN and SHEN. Initial public proposal date as of 5/2/24.
(1) As of one-day prior to initial public proposal.
(2) As of 2/11/25.

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Overview of Joint Bidders' February 11th Revised Verbal Proposal

Proposal Overview

Headline Offer

- $6.00 per share in cash for all outstanding shares of Mangrove common stock not currently owned by Crestview
  - Represents a 34% premium to the current price of $4.49 and a 58% premium to the price prior to the initial public proposal of $3.79
  - Represents the low-end of the range of the revised proposal of $6.00 - $6.25 received on December 12th, 2024
- **No additional Conditions or Key Terms have been provided as part of the revised verbal proposal**

***For Reference:* Certain Conditions Outlined In Initial Proposal**

- Non-waivable condition requires:
  - Approval and recommendation to board by Special Committee, as advised by independent legal and financial advisors
  - Approval of Mangrove Board of Directors

***For Reference:* Other Key Terms from Initial Proposal**

- Assumes the current debt financing at Mangrove remains in place after transaction close, but Joint Bidders have represented that they could secure committed financing as needed
- Equity financing will be funded by the rollover of Crestview's existing 37.0% ownership and new equity to be provided by DigitalBridge
- Completion of customary due diligence

Implied Offer Range Metrics

Share Price		**$6.00**
x DSO[1]		87.5
Implied Equity Value		**$525**
(+) Debt[2]		1,018
(-) Cash[2]		(39)
Implied Enterprise Value		**$1,504**
Mangrove Management Plan		
EV / Adj. EBITDA		
2025E	$278	5.4x
NTM[3]	281	5.4x
Mangrove Consensus		
EV / Adj. EBITDA		
2025E	$273	5.5x
NTM[3]	273	5.5x
Offer Price % Prem. / (Disc.) as of Unaffected Date:		
5/2/24	$3.79	+58%
L52-Week High	11.32	(47%)
L52-Week Low	2.87	+109%
30-Day VWAP	3.59	+67%
60-Day VWAP	3.52	+70%
90-Day VWAP	3.57	+68%
Offer Price % Prem. / (Disc.) as of Current:		
2/11/25	$4.49	+34%
L52-Week High	5.78	+4%
L52-Week Low	3.03	+98%
30-Day VWAP	4.48	+34%
60-Day VWAP	4.76	+26%
90-Day VWAP	4.93	+22%

Source: Crestview's non-binding revised proposal received on 2/11/25, Mangrove Management Plan as of 1/15/25 and FactSet as of 2/11/25.
Note: U.S. dollars in millions, except per share amounts. EBITDA figures reflect EBITDA estimates in USD per FactSet.
(1) Assumes DSO per Mangrove management as of 12/31/24.
(2) Reflects balance sheet as of 12/31/24. Includes debt issuance closed in Oct-24.
(3) Reflects NTM Adj. EBITDA as of 2/11/25.

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– Preliminary Working Draft – – Highly Confidential –65 Year Management Plan SummarySource: Mangrove management.Note: U.S. dollars in millions. Reflects management forecast received by Centerview on 01/15/2025.(1) Burdened by Stock-Based Compensation.(2) Includes Non-EBITDA Severance, Non-Recurring & Integration Expenses, and Other Expenses.1 Valuation PerspectivesHistoricals Projections2022 2023 2024 2025 2026 2027 2028 2029Revenue $705 $687 $630 $585 $573 $592 $630 $672% Growth (3%) (8%) (7%) (2%) +3% +6% +7%Adj. EBITDA(1) $254 $259 $279 $266 $293 $317 $349 $376% Growth +2% +8% (4%) +10% +8% +10% +8%% Margin 36% 38% 44% 46% 51% 54% 55% 56%(-) D&A (139) (140) (136) (169) (191)Adj. EBIT $127 $153 $181 $181 $185% Growth +20% +18% (0%) +2%% Margin 22% 27% 31% 29% 28%(-) Taxes (32) (38) (45) (45) (46)Tax Rate 25% 25% 25% 25% 25%NOPAT $95 $115 $136 $135 $139(+) D&A 139 140 136 169 191(-) Capex (214) (276) (269) (263) (262)(-) Δ in NWC (15) (0) (5) 1 (4)(-) Other(2) (40) (14) (5) (6) (4)Unlevered Free Cash Flow ($34) ($36) ($7) $37 $60% Growth n.m. n.m. n.m. n.m. +65%% Conversion (13%) (12%) (2%) 10% 16%

– Preliminary Working Draft – – Highly Confidential –7$290 $284 $286 $286 $278 $271 $274 $274 $304 $272 $280$630 $632 $633 $6332/11/25 Management Plan vs. Consensus: Select P&L ItemsSource: Mangrove Management Plan provided on 1/15/25, Wall Street research and FactSet as of 2/11/25.Note: U.S. dollars in millions. Adj. EBITDA unburdened by stock-based compensation.RevenueAdj.EBITDA$573 $550 $566UFCF(EBITDAlessCapex)$585 $578 $579 $584# of Est. = 3$64 $72 $75 $75$29$57# of Est. = 2# of Est. = 3 # of Est. = 2$68 $71 $77 $83# of Est. = 3 # of Est. = 32024E 2025E 2026E# of Est. = 3# of Est. = 3# of Est. = 1Mgmt. Mgmt. Mgmt.Mgmt. Mgmt. Mgmt.Mgmt. Mgmt. Mgmt.1 Valuation Perspectives

– Preliminary Working Draft – – Highly Confidential –846.0% 45.1% 45.1% 45.2% 47.5% 46.8% 47.5% 47.5% 53.1% 48.0% 50.8%11.0% 12.5% 12.9% 13.1%2/11/25 Management Plan vs. Consensus: MarginsAdj.EBITDAMargin10.8% 11.3% 12.1% 13.0%5.0%9.8% UFCF as% ofRevenue# of Est. = 32024E 2025E 2026E# of Est. = 3 # of Est. = 2# of Est. = 3 # of Est. = 3 # of Est. = 1Mgmt. Mgmt. Mgmt.Mgmt. Mgmt. Mgmt.1 Valuation PerspectivesSource: Mangrove Management Plan provided on 1/15/25, Wall Street research and FactSet as of 2/11/25.Note: U.S. dollars in millions. Adj. EBITDA unburdened by stock-based compensation.

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Preliminary Overview of Valuation Methodologies

Methodology		Description
For Reference	52-Week Trading Range as of 5/2/24	▪ Range of closing share prices for Mangrove stock over the 52 weeks ending 5/2/24 *(initial public proposal date)*
	52-Week Trading Range as of 2/11/25	▪ Range of closing share prices for Mangrove stock over the 52 weeks ending 2/11/25
	Analyst Price Targets	▪ Price targets for Mangrove per recent Wall Street analyst research reports as of latest available date
Trading Multiples	EV / NTM Adj. EBITDA	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Mangrove Management Plan NTM EBITDA
Precedent Transactions	EV / LTM Adj. EBITDA	▪ EBITDA unburdened by stock-based compensation expense ▪ Multiples applied to Mangrove Management Plan LTM EBITDA
Discounted Cash Flow Analysis *Including Value of Tax Assets*		▪ Mangrove Management Plan ▪ Weighted Average Cost of Capital of 8.3% – 9.5% ▪ Perpetuity growth rate of 2.5% – 3.0% ▪ Assumes utilization of NOLs starting in 2027E

Source: Mangrove management, public filings, FactSet, and Bloomberg.
Note: U.S. dollars in millions, except per share amounts. Balance sheet and fully diluted share count as of 12/31/24 per Mangrove management estimate. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 2/11/25.

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Preliminary Mangrove Valuation Analysis

Methodology		Relevant Metrics	Implied Share Price Range (Low)	Implied Share Price Range (High)
For Reference	*52-Week Trading Range as of 5/2/24*	**Low (11/10/23) / High (5/3/23)** *(Initial Public Proposal Date)*	$2.87	$11.32
For Reference	*52-Week Trading Range as of 2/11/25*	**Low (3/19/24) / High (8/19/24)** *(Current)*	$3.03	$5.78
For Reference	*Analyst Price Targets*	**Low / High** *(Latest Available Reports)*	$3.00	$7.50
Trading Multiples	*EV / NTM Adj. EBITDA*	**4.5x – 5.7x NTM Adj. EBITDA of $281mm**	$3.25	$7.15
Precedent Transactions	*EV / LTM Adj. EBITDA*	**5.5x – 7.0x LTM Adj. EBITDA of $289mm**	$6.95	$11.90
Discounted Cash Flow Analysis Including Value of Tax Assets		**WACC: 8.3% – 9.5% PGR: 2.5% – 3.0%**	$3.40	$9.30

Initial Proposal 5/2/24: $4.80

Revised Proposal 2/11/25: $6.00

Source: Mangrove management, public filings, FactSet, and Bloomberg.
Note: U.S. dollars in millions, except per share amounts. Balance sheet and fully diluted share count as of 12/31/24 per Mangrove management estimate. Share prices rounded to nearest $0.05, except for 52-week trading range. NTM metrics reflect NTM as of 2/11/25.

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For Reference: Research Analyst Price Targets

Broker	Price Target	Valuation Methodology
BENCHMARK	$7.50 (8/26/24)	DCF: 10.6% WACC, 1% PGR
RAYMOND JAMES®	$5.00 (3/14/24)[1]	~5.0x 2025E EBITDA
UBS	$4.80 (11/4/24)	~5.0x 2025E EBITDA
Key	$3.00 (3/13/24)	4.2x 2025E EBITDA
Median	**$4.90**	

Buy (Benchmark) | Hold (UBS, Key) | Sell (Raymond James)

Source: Wall Street research, Bloomberg and FactSet as of 2/11/25.
(1) Broker updated recommendation to Sell rating on 12/4/24.

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Selected Public Trading Statistics

Company	TEV	Market Cap.	'24E-'26E Sales CAGR	'25E EBITDA Margin	% B2C Customers by Technology[1]	Broadband Penetration	'25E UFCF[2] % Revenue	EV / NTM EBITDA	EV / Homes Passed	EV / Total Subscribers
COMCAST	$219.2	$135.4	+1.2%	30.9%	100%	51%	21.3%	5.8x	n.a.	n.a.
Charter Communications	154.2	56.6	+0.7%	41.3%	100%	55%	19.5%	6.8x	2,670	4,845
LUMEN	19.7	5.0	(4.2%)	26.9%	65% / 35%	12%	(7.1%)	5.9x	5,064[3]	19,909[3]
FRONTIER	17.2	7.1	+2.6%	39.9%	27% / 73%	20%	(10.2%)	7.4x	1,861[4]	6,127[4]
Cable One	3.9	1.6	(1.2%)	54.3%	100%	39%	34.0%	4.7x	1,390	3,932
SHENTEL	0.9	0.7	+13.6%[5]	33.6%	30% / 70%	33%	(48.5%)	7.5x	1,789	5,763
Mean	**$69.2**	**$34.4**	**+2.1%**	**37.8%**		**35.0%**	**1.5%**	**6.3x**	**$2,555**	**$8,115**
Median	**$18.5**	**$6.1**	**+1.0%**	**36.8%**		**36.0%**	**6.2%**	**6.3x**	**$1,861**	**$5,763**

Memo: Mangrove On Date of Initial Public Proposal

	TEV	Market Cap.	'24E-'26E Sales CAGR	'25E EBITDA Margin	% B2C Customers by Technology	Broadband Penetration	'25E UFCF % Revenue	EV / NTM EBITDA	EV / Homes Passed	EV / Total Subscribers
Consensus[6]	$1.2	$0.3	(2.3%)	43.8%	6% / 94%	25%	8.4%	4.5x	$632	$2,499
Mgmt. Plan[7]			(4.6%)	47.5%			11.0%	4.4x		

Cable Fiber Copper

Source: Mangrove Management Plan and FactSet as of 2/11/25.
Note: U.S. dollars in billions. Reflects calendarized financials. EBITDA unburdened by stock-based compensation. Financial estimates reflect mean broker estimates in USD per FactSet. EBITDA figures reflect EBITDA estimates in USD per FactSet. Assumes market value of debt as of 2/11/25 for Lumen.
(1) As of latest filing. (2) Unlevered free cash flow defined as EBITDA less capex. (3) Represents Fiber metrics. (4) Includes only Fiber enterprise value. Fiber LTM EBITDA disclosed as 65% of total EBITDA, which is used to calculate Copper EBITDA. Copper business valued at 5.0x LTM Copper EBITDA. (5) Reflects 2025E YoY growth due to lack of 2026E estimates. (6) Consensus estimates as of 5/2/24. Assumes DSO and balance sheet figures as of 3/31/24. (7) Based on Mangrove Management Plan received by Centerview on 1/15/25.

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Multiple Evolution Over Time

EV / NTM EBITDA – Five Years to Date of Initial Public Proposal

Avg. EV / NTM EBITDA (to Date of Initial Public Proposal)	L5Y	L2Y	L1Y	YTD
Mangrove	**6.6x**	**5.6x**	**4.7x**	**4.5x**
Broadband Median	**9.0x**	**7.1x**	**7.0x**	**6.8x**
Mult. Prem / (Disc.)	*(2.4x)*	*(1.5x)*	*(2.4x)*	*(2.4x)*
% Prem. / (Disc.)	*(27%)*	*(21%)*	*(34%)*	*(35%)*


Mangrove
Broadband Peers
S&P 500
16.0x
14.0x
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
0.0x
11.8x
9.7x
6.7x
12.5x
11.0x
15.0x
6.4x
4.9x
4.5x
November 2020:
Sale of Astound to Stonepeak
June 2021:
Sale of Select Properties from Mangrove to Astound and Atlantic Broadband
Mangrove Mult. on Date of Initial Public Proposal (5/2/24)
May-19
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
Nov-23
May-24
Nov-24

Source: FactSet as of 2/11/25.
Note: Broadband peer median includes CABO, CHTR, CMCSA, FYBR, LUMN and SHEN. Initial public proposal date as of 5/2/24.

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Selected Precedent Transactions

Ann. Date	Target	Acquiror	Ent. Value	EV / LTM EBITDA
5-Sep-24	Frontier	Verizon	$20,000	9.2x
16-Oct-23	Consolidated Communication	Searchlight	3,100	9.6x
4-Aug-21	Lumen	Apollo	7,500	5.5x
13-Mar-20	Cincinnati Bell	Macquarie	2,907	7.2x
29-May-19	Frontier	Searchlight	1,352	5.0x
10-Jul-17	Hawaiian Telecom	Cincinnati Bell	656	5.9x
5-Feb-15	Verizon (Assets)	Frontier	10,540	6.2x
	Mean			**6.9x**
	Median			**6.2x**

Source: Public filings and materials, FactSet.
Note: U.S. dollars in millions.

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Preliminary Discounted Cash Flow Analysis

	Fiscal Year Ending December 31, 2025	2026	2027	2028	2029	Terminal Year	'25E - '29E CAGR
Revenue	**$585**	**$573**	**$592**	**$630**	**$672**	**$672**	**+3%**
% Growth		*(2%)*	*+3%*	*+6%*	*+7%*		
Adj. EBITDA[(1)]	**$266**	**$293**	**$317**	**$349**	**$376**	**$376**	**+9%**
% Growth		*+10%*	*+8%*	*+10%*	*+8%*		
% Margin	*46%*	*51%*	*54%*	*55%*	*56%*	*56%*	
(-) D&A	(139)	(140)	(136)	(169)	(191)	(200)	
Adj. EBIT	**$127**	**$153**	**$181**	**$181**	**$185**	**$176**	
% Growth		*+20%*	*+18%*	*(0%)*	*+2%*		
% Margin	*22%*	*27%*	*31%*	*29%*	*28%*	*26%*	
(-) Taxes	(32)	(38)	(45)	(45)	(46)	(44)	
Tax Rate	25%	25%	25%	25%	25%	25%	
NOPAT	**$95**	**$115**	**$136**	**$135**	**$139**	**$132**	
(+) D&A	139	140	136	169	191	200	
(-) Capex	(214)	(276)	(269)	(263)	(262)	(200)	
(-) Δ in NWC	(15)	(0)	(5)	1	(4)	–	
+/- Other	(40)	(14)	(5)	(6)	(4)	(4)	
Unlevered Free Cash Flow	**($34)**	**($36)**	**($7)**	**$37**	**$60**	**$128**	
% Growth		*n.m.*	*n.m.*	*n.m.*	*+65%*		
% Conversion[(2)]	*(13%)*	*(12%)*	*(2%)*	*10%*	*16%*	*34%*	

Implied Share Price[(3)]

WACC	PGR 2.50%	2.75%	3.00%
8.25%	$7.45	$8.30	$9.30
8.88%	5.20	5.90	6.65
9.50%	3.40	3.95	4.55

Implied Exit Multiple[(4)]

WACC	PGR 2.50%	2.75%	3.00%
8.25%	6.3x	6.6x	7.0x
8.88%	5.7x	6.0x	6.2x
9.50%	5.2x	5.4x	5.7x

Source: Mangrove Management Plan and FactSet as of 2/11/25.

Note: U.S. dollars in millions, except per share amounts. Assumes valuation date of 12/31/24, including 12/31/24 balance sheet and DSO per Mangrove Management. Includes cash flows from Q1'25 onwards. Reflects mid-year convention discounting. Share price figures rounded to the nearest 5 cents. (1) Burdened by stock-based compensation. (2) UFCF conversion calculated as UFCF / Adj. EBITDA. (3) Includes utilization of net operating losses starting in 2027 per Management. (4) Multiples based on terminal year Adj. EBITDA.

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2 Appendix

Preliminary Mangrove WACC Analysis

Peer Unlevered Beta

Company	Debt	Market Cap.	Debt / Equity	Beta[1] Levered	Beta[1] Unlevered
Comcast	$99,093	$135,390	73%	0.694	0.514
Charter	93,933	56,642	166%	0.981	0.440
Frontier[2]	11,249	7,117	158%	1.483	0.605
Lumen	16,602[3]	5,037	330%	0.671	0.225
Cable One	3,488	1,643	212%	0.883	0.356
Shenandoah	345	662	52%	0.302	0.385
Peer Median			**162%**	**0.788**	**0.412**
Mangrove - Cons. (Unaff.)	935	326	286%	1.338	0.389
Memo: Mangrove Two-Year Average Debt / Equity Ratio			140%[6]	1.338	0.598[6]

WACC Sensitivity

Debt / Equity	Unlevered Beta 0.41	0.45	0.49	0.52	0.56	0.60
150%	8.3%	8.6%	8.8%	9.0%	9.3%	9.5%
175%	8.4%	8.6%	8.8%	9.1%	9.3%	9.5%
200%	8.4%	8.7%	8.9%	9.1%	9.4%	9.6%

WACC Calculation

Cost of Equity	
20Y U.S. Treasury Yield	4.8%
Unlevered Beta	0.50
Target Debt / Equity	162%
Levered Beta	1.107
LT U.S. Historical Risk Premium[4]	7.3%
Size Premium[5]	1.7%
Cost of Equity	**14.6%**

Cost of Debt	
Pre-Tax Cost of Debt[7]	7.0%
Tax Rate	25.0%
After-Tax Cost of Debt	**5.3%**
Memo: Debt / Capital	62%
WACC[8]	**8.8%**

Source: Mangrove management, public filings, Bloomberg and FactSet as of 2/11/25.
Note: U.S. dollars in millions. Mangrove balance sheet and share count figures as of Q1'24 filing on 3/31/24; Mangrove beta as of date of initial public proposal on 5/2/24. (1) Represents two-year adjusted weekly average beta. Unlevered betas assume 25.0% tax rate for each company. (2) As of unaffected date of 9/3/24. (3) Based on market value of debt as of 2/11/25. (4) Duff & Phelps, 2024. (5) Size premium reflects companies with market capitalization between $0.3bn and $0.7bn. (6) Reflects two-year average Debt / Equity. (7) Reflects BofA B corporate index effective yield. (8) WACC equals ((debt / capitalization * (cost of debt * (1 – tax rate))) + (equity / capitalization * levered cost of equity)).

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– Preliminary Working Draft – – Highly Confidential –18Mangrove NOL AnalysisSource: Mangrove management.Note: U.S. dollars in millions, except per share amounts. Mangrove balance sheet and share count as of 12/31/24 per Management. Assumes mid-year discounting.(1) Assumes U.S. federal tax rate of 21%.(2) NOLs applied to offset federal tax expense.Cash Flow Benefit of NOLsNOL CashFlowBenefit toMangrovePresentValue ofNOL CashFlowBenefit toMangrove2 AppendixFiscal Year Ending December 31,2024 2025 2026 2027 2028 2029Mangrove NOL Usage – – – $103 $80 –(x) Mangrove Tax Rate (1) 21% 21% 21% 21% 21% 21%Mangrove Cash Tax Benefit – – – $22 $17 –Beginning NOL Balance $183 $183 $183 $183 $80 –(-) Mangrove NOL Usage(2) – – – (103) (80) –Ending NOL Balance $183 $183 $183 $80 – –Implied Value /Discount Rate PV of NOL Share8.25% $30.5 $0.358.88% 30.0 0.349.50% 29.5 0.34

– Preliminary Working Draft –

– Highly Confidential –

2 Appendix

Peer Unsecured Yield-To-Worst

Company	*Unsecured Debt*	*Unsecured Yield-To-Worst*
LUMEN	$5,530	10.0%
Cable One	1,570	7.2%
Charter Communications	23,247	6.6%
FRONTIER	750	6.1%
COMCAST	96,407	5.2%
SHENTEL	–	n.a.

Memo:

Most-Recent Mangrove Issuance: Super-Priority Facility	*$200*[(1)]	*S + 700* *11.3%*[(2)]

Source: Mangrove management, public filings, Bloomberg and FactSet as of 2/11/25.
Note: U.S. dollars in millions.
(1) Reflects Mangrove Secured Super-Priority Credit Agreement Balance closed on 10/11/24.
(2) Reflects S + 700 interest rate as of 2/11/25.

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